PINEBRIDGE MUTUAL FUNDS
SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of November  30th, 2011, to the Distribution Agreement, dated as of March 26, 2010, as amended August 16, 2011 (the "Agreement"), is entered into by and between PINEBRIDGE MUTUAL FUNDS, a Delaware statutory trust, (the "Trust") and QUASAR DISTRIBUTORS, LLC, (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to add a fund; and

WHEREAS, Section 11 (B.) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PINEBRIDGE MUTUAL FUNDS                                                                      QUASAR DISTRIBUTORS, LLC

By: /s/ Robin Thorn                                                                                              By: /s/ James R. Schoenike

Printed Name:Robin Thorn                                                                                  Printed Name: James R. Schoenike

Title:Global Head of Equities                                                                               Title: President

Amended Exhibit A to the Distribution Agreement

Separate Series of PineBridge Mutual Funds

Name of Series

PineBridge US Micro Cap Growth Fund
PineBridge US Small Cap Growth Fund
PineBridge US 25 Equity Fund
PineBridge Merger Arbitrage Fund